                                                                    EXHIBIT 16.1

                           PETROCHINA COMPANY LIMITED

                      CODE OF ETHICS FOR SENIOR MANAGEMENT

      Pursuant to the laws of the People's Republic of China (the "PRC"), the regulatory requirements of the places where the Company is listed and the Articles of Association of PetroChina Company Limited (hereinafter referred to as the "Company"), the Company has adopted the following code of business conduct and ethics for purposes of regulating the business conduct and ethics of the senior management of the Company and protecting the Company's interests.

1. This Code applies to all the management members of the Company, the general managers, deputy general managers and other senior management members of the same level in all departments of the Company's Headquarter, and those in all specialized branches, regional branches and wholly-owned subsidiaries of the Company (hereinafter referred to as the "Senior Management").

      The controlled subsidiaries of the Company shall use this Code as a reference in regulating the business conduct of their own senior management.

2.    Required Business Conduct and Ethics of the Senior Management

      (i) THE SENIOR MANAGEMENT SHALL ACT HONESTLY AND DILIGENTLY IN THE PERFORMANCE OF THEIR DUTIES FOR THE COMPANY. The Senior Management shall establish a concept to achieve honest, innovative, productive and coordinative operation and management, be devoted to their duties and comply with their obligations diligently, use their best endeavors to protect the lawful rights and interests of the Company, and make every effort to improve the management and performance of the Company.

      (ii) THE SENIOR MANAGEMENT SHALL BE PROHIBITED FROM ENGAGING IN ANY ACTIVITY THAT MIGHT CREATE A CONFLICT OF INTEREST WITH THE COMPANY. Such activities shall include:

            A. Personal Investments. The Senior Management shall not invest in any economic entity that does business with or is a competitor of the Company; however, they may own less than 1% of the outstanding equity securities shares of a publicly traded company. A Senior Management member's spouse, children or children's spouses shall not engage in any productive or operational activities within the territory or of the business scope managed by such Senior Management Member that may affect such Senior Management member's fair and due performance of duties or infringe the interests of the Company in violation of relevant regulations.

            B. Corporate Opportunities. The Senior Management are prohibited from (a) taking for themselves personally opportunities that are properly within the scope of the Company's activities; (b) using corporate property, information or position for personal gain; or (c) competing with the Company.

            C. Business Affiliations. It is prohibited for any Senior Management member to serve as a director, senior managerial personnel, consultant, employee or in any other capacity in any enterprise that (a) is a competitor of the Company; or (b) directly interferes or has the appearance of interfering with the performance of his/her duties as a Senior Management member.

            D. Business Gifts. Acceptance by the Senior Management (or their parents, spouses, children or other family members sharing the same residence with them or any other person with their consent or under their instruction) of gifts of a value that may tend to influence business decisions or compromise independent judgment is prohibited. The exchange of limited non-cash business courtesies by the Senior Management in business activities may be acceptable, however, such exchange shall not improperly influence the decisions of any business partner of the Company.

            E. Confidential Information. The Senior Management shall comply with the relevant rules of the Company relating to the protection of trade secrets, and shall not disclose or use any confidential information with respect to the Company without authorization, except as required in the performance of their duties.

            F. Acquisitions and Loans of the Company. The Senior Management or their spouses or children shall not acquire any assets of the Company or receive loans or guarantees for loans from the Company in breach of the Articles of Association of the Company.

      (iii) COMPLIANCE WITH THE COMPANY'S POLICY ON DISCLOSURE CONTROLS AND PROCEDURES. The Senior Management participating directly or indirectly in the Company's disclosure process shall comply with the Company's Policy on Disclosure Controls and Procedures and internal control rules to promote full, accurate, and timely disclosure in the collection, communication and analysis of information relating to the filing with the Stock Exchange of Hong Kong Limited, the United States Securities and Exchange Commission or other regulatory bodies and press releases.

      (iv) COMPLIANCE WITH LAWS, REGULATIONS AND RULES. The Senior Management shall comply with all laws, regulations and regulatory requirements in each jurisdiction in which the Company conducts business.

      (v) FAIR DEALING AND INTEGRITY. The Senior Management should deal fairly with the Company's employees, customers and suppliers. The Senior Management should not take unfair advantage of any of such employees, customers and suppliers through manipulation, concealment or abuse of privileged information, or misrepresentation of material facts. No actions shall be taken by the Senior Management that could undermine the Company's reputation of such fair dealing and integrity in the course of their performance of duties or in external communication.

      (vi) ACCOUNTING CONTROLS. The Senior Management shall ensure that all transactions of the Company will be properly approved and implemented and accurately reflected on the books and records of the Company. Falsification of, malpractice or other misconduct with respect to, transactions, records, off-balance sheet arrangements or other business transactions is strictly prohibited.

      (vii) PROTECTION AND EFFICIENT USE OF THE COMPANY'S ASSETS. The Senior Management shall ensure that all of the Company's assets should be used for legitimate business purposes, and shall protect the Company's assets and ensure their efficient use.

      (viii) REPORTING OF ANY BEHAVIOR IN BREACH OF THIS CODE. The Senior Management shall consult the appropriate personnel of the management and the Disclosure Committee at any time if they have doubt regarding compliance of their behavior with the Code. The Senior Management are required to report to the management and the Disclosure Committee of any violations of PRC laws, regulatory rules of the places where the Company is listed, internal rules of the Company and this Code caused by their own or others' conduct. The Company shall make every effort to ensure the confidentiality of those furnishing such reports and shall not take any retaliation in any form against any person for such reports.

3. The Senior Management shall comply with the basic principle as required in this Code. Any violation of this Code will lead to disciplinary action, up to and including termination of employment pursuant to the Articles of Association and the relevant regulations, in addition to the punishment under the laws of the PRC and the regulatory rules of the places where the Company is listed.

4. A waiver of this Code by the Senior Management can be granted by the Board of Directors and must be disclosed to shareholders of the Company; provided, however that if the laws of the PRC, regulatory rules of the places where the Company is listed and the Articles of Association of the Company require that such waiver shall be subject to the approval of the general meeting of the shareholders, such requirement shall be followed.

5. The Board of Directors of the Company shall have the right to supervise the compliance of this Code by the Senior Management of the Company, and authorize the President of the Company to be responsible for the implementation of this Code and observe the compliance hereof. The Company's management shall evaluate the adequacy and effectiveness of this Code periodically and amend this Code according to the evaluation result or as required by the Board of Directors.

6.    This Code shall become effective upon approval by the Board of Directors.